Exhibit 99.1

Crimson Wine Group Announces Nicolas Quillé
As Chief Winemaking and Operations Officer

Craig Williams to become consulting winegrower and remain on the company’s Board of Directors

NAPA, Calif. (April 9, 2018) – Crimson Wine Group, Ltd. (OTCBB: CWGL) today named Nicolas Quillé Chief Winemaking and Operations Officer, allowing Craig Williams to pursue his interest in spending more time as a winegrower on his vineyards in Oregon as well as a consulting winegrower for Crimson.

Quillé was most recently General Manager and Head Winemaker of Banfi Vintners’ boutique portfolio of wineries in the Pacific Northwest.

Williams, 67, transitions to a consulting role after serving as Chief Winegrowing and Operations Officer for the company since 2015. Williams remains a member of the company’s Board of Directors, where he has served since 2013.

“Nicolas and Craig’s respective new roles further emphasize our continued pursuit of benchmark wines and rigorous focus on quality in all aspects of our winegrowing and operations,” said Crimson Wine Group President & CEO Patrick DeLong.

Quillé and Williams will begin their new roles on May 21, 2018.

Quillé spent the last 26 years in a variety of winegrowing positions in both France and the United States. In addition to his role with Banfi, his U.S. experience includes winegrowing and management positions with Pacific Rim and Bonny Doon. Prior to moving to the United States, Quillé worked in Burgundy (Antonin Rodet and Domaine Prieur), Provence (Domaine de la Courtade), Champagne (Laurent Perrier) and Portugal (Taylor’s Port).

Quillé was born in Lyon, France, into a family with three generations working in the wine business. He holds a master’s degree in Enology from the University of Dijon, Burgundy, a master’s degree in Sparkling Winery Management from the University of Reims, Champagne and an MBA from the University of Washington. He is currently working on the final stage to become a member of the Institute of Masters of Wine.

About Crimson Wine Group
Based in the Napa Valley, Crimson Wine Group crafts benchmark wines from exceptional vineyards in premier wine-growing regions throughout the U.S. Crimson owns and manages approximately 1,000 acres of plantable vineyard land across six distinct regions. Crimson’s diverse collection of exceptional domestic estates and wine brands includes Pine Ridge Vineyards (Napa, Calif.), Seghesio Family Vineyards (Healdsburg, Calif.), Archery Summit (Dayton, Ore.), Chamisal Vineyards (San Luis Obispo, Calif.), Double Canyon (West Richland, Wash.), Seven Hills Winery (Walla Walla, Wash.) and Malene Wines (Santa Barbara County, Calif.). For more information, please visit www.crimsonwinegroup.com.

Media Contacts: Casey Shaughnessy, Kira Cooper, Carly Sperling and Sarah Rogers at Glodow Nead Communications, 415.394.6500 or CrimsonPR@glodownead.com
Investors: Evan Pondel at PondelWilkinson Inc., 310.279.5980, or investor@pondel.com

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